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                                                                   EXHIBIT 10.1

                          SECURITIES PURCHASE AGREEMENT

            SECURITIES PURCHASE AGREEMENT, dated as of March 26, 2003, between Viewpoint Corporation, a Delaware corporation (the "COMPANY"), and the Purchasers identified on the signature pages hereto.

                                    PREAMBLE

            The Company has duly authorized the creation of an issue of $3,500,000 principal amount of its 4.95% Notes due 2006 (the "NOTES") and the issuance of such Notes, together with 3,614,756 shares of the Company's common stock, par value $.001 per share (the "COMMON STOCK" and collectively with the Notes, the "SECURITIES") pursuant to the provisions of this Securities Purchase Agreement.

            Each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Securities.

                                   ARTICLE ONE

                                   DEFINITIONS

      SECTION 1.01. DEFINITIONS.

            "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or is assumed in connection with the acquisition of assets from such Person.

            An "AFFILIATE" of a Person means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "BANKRUPTCY LAW" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

            "BOARD OF DIRECTORS" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

            "BOARD RESOLUTION" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

            "BUSINESS DAY" means any day other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are required or authorized by law or other governmental action to be closed.

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            "CAPITAL STOCK" means (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents, however designated, of corporate stock, including each class of common stock and preferred stock of such Person and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

            "CAPITALIZED LEASE OBLIGATIONS" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

            "CASH EQUIVALENTS" means

            (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

            (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

            (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

            (4) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500 million;

            (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause
      (4) above; and

            (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
      (5) above.

            "CHANGE OF CONTROL" means the occurrence of one or more of the following events:

            (1) any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a


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      "GROUP") (whether or not otherwise in compliance with the
      provisions of this Securities Purchase Agreement);

            (2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Securities Purchase Agreement);

            (3) any Person or Group shall become the owner, directly or indirectly, beneficially, of shares representing more than 51% of the aggregate voting power represented by the issued and outstanding Capital Stock of the Company entitled under ordinary circumstances to elect a majority of the directors of the Company; or

            (4) the consolidation or merger of the Company with or into another Person or the merger of another Person with or into the Company, in any case pursuant to a transaction in which the outstanding Capital Stock of the Company is converted into or exchanged for cash, securities or other property other than any such transaction in which the Capital Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Capital Stock (other than Disqualified Capital Stock) of the resulting or surviving corporation representing more than 50% of the voting power of the then outstanding Capital Stock of the resulting or surviving corporation.

            "CHANGE OF CONTROL OFFER" has the meaning set forth in Section 5.12.

            "CLOSING" has the meaning set forth in Section 2.07.

            "CHANGE OF CONTROL PAYMENT DATE" has the meaning set forth in
Section 5.12.

            "COMMON STOCK" has the meaning set forth in the Preamble.

            "COMMISSION" means the Securities and Exchange Commission, or any successor agency thereto with respect to the regulation or registration of securities.

            "COMPANY" means the party named as such in the Preamble until a successor replaces it pursuant to this Securities Purchase Agreement.

            "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

            "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

            "DISQUALIFIED CAPITAL STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or


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otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the Final Maturity Date.

            "EVENT OF DEFAULT" has the meaning set forth in Section 6.01.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

            "EXCHANGE AGREEMENTS" means those certain Redemption, Amendment and Exchange Agreements, each dated as of the date hereof, by and among the Company and the investors listed on the signature pages therein.

            "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution.

            "FINAL MATURITY DATE" means March 31, 2006.

            "GAAP" is defined to mean generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

            "HOLDER" means the Person in whose name a Note is registered on the books and records of the Company.

            "INCUR" means, with respect to any Indebtedness, to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise with respect to, or otherwise become responsible for payment of such Indebtedness.

            "INDEBTEDNESS" means with respect to any Person, without duplication,

            (1) the principal amount of all obligations of such Person for borrowed money,

            (2) the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

            (3) all Capitalized Lease Obligations of such Person,

            (4) all obligations of such Person to pay the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention


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      agreement (but excluding accounts payable and other current liabilities arising in the Ordinary Course of Business),

            (5) all obligations of such Person for the reimbursement of any obligor on any letter of credit or banker's acceptance,

            (6) guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

            (7) all Indebtedness of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value at such date of any asset subject to any Lien securing the Indebtedness of others and the amount of the Indebtedness secured,

            (8) all obligations under currency agreements relating to Currency Swap Agreements and Interest Swap Obligations of such Person, and

            (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

            For purposes hereof, (1) the "Maximum Fixed Repurchase Price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Securities Purchase Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock, and (2) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 5.03. The amount of Indebtedness of any Person at any date shall be the amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

            "INITIAL PURCHASERS" means those purchasers of the Securities from the Company pursuant to this Securities Purchase Agreement indicated on the signature pages hereof.

            "INTEREST PAYMENT DATE" means the stated due date of an installment of interest on the Securities.


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            "INTEREST SWAP OBLIGATIONS" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

            "INVESTMENT" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Subsidiaries in the Ordinary Course of Business. For the purposes of Section 5.02, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment.

            If the Company or any Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed.

            "ISSUE DATE" means the original date of issuance of the Securities.

            "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

            "MOODY'S" means Moody's Investor Service, Inc. and its successors.

            "NOTES" has the meaning set forth in the Preamble.

            "OBLIGATIONS" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness.

            "OFFICER" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, the Chief Financial Officer or the Secretary of such Person.

            "OFFICERS' CERTIFICATE" means a certificate signed by two Officers of the Company.


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            "OPINION OF COUNSEL" means a written opinion from legal counsel which counsel may be counsel to or an employee of the Company.

            "ORDINARY COURSE OF BUSINESS" means, in respect of any transaction involving the Company or any Subsidiary of the Company, the ordinary course of such Person's business, as conducted by any such Person substantially in accordance with past practice and undertaken by such Person in good faith and not for the purposes of evading any covenant or restriction in this Securities Purchase Agreement, the Notes and the Registration Rights Agreement.

            "PERMITTED INDEBTEDNESS" means, without duplication,

            (1) the Notes,

            (2) other Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date (including Indebtedness Incurred subsequent to the Issue Date in satisfaction of accrued but unpaid interest on such Indebtedness outstanding on the Issue Date),

            (3) other Indebtedness of the Company and its Subsidiaries which may be issued pursuant to the terms of the 2002 Securities Purchase Agreement and/or the Exchange Agreements.

            (4) Interest Swap Obligations of the Company or any of its Subsidiaries covering Indebtedness of the Company or any of its Subsidiaries; provided, however, that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under this Securities Purchase Agreement; provided, further, that such Interest Swap Obligations are entered into, in the reasonable judgment of the Company, to protect the Company or any of its Subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness,

            (5) Indebtedness under Currency Agreements,

            (6) intercompany Indebtedness owed by the Company to any Wholly Owned Subsidiary of the Company or by any Wholly Owned Subsidiary of the Company to the Company or any Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Subsidiary of the Company; provided, however, that if as of any date any Person other than the Company or a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness under this clause (5),

            (7) Acquired Indebtedness to the extent the Company could have incurred such Indebtedness in accordance with clause 11 of this definition on the date such Indebtedness became Acquired Indebtedness,


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            (8) (A) guarantees by Subsidiaries of the Company of Indebtedness of other Subsidiaries of the Company to the extent that such Indebtedness is otherwise permitted under this Securities Purchase Agreement and (B) guarantees by the Company of its Wholly Owned Subsidiaries' Indebtedness; provided that such Indebtedness is otherwise permitted to be incurred under this Securities Purchase Agreement,

            (9) guarantees, letters of credit and indemnity agreements relating to performance and surety bonds incurred in the Ordinary Course of Business,

            (10) any refinancing, modification, replacement, renewal, deferral, extension, substitution, supplement, reissuance or resale of Indebtedness referred to in clauses (2) or (6) of this definition, including any additional Indebtedness incurred to pay premiums required by the instruments governing such Indebtedness as in effect at the time of issuance thereof ("REQUIRED PREMIUMS") and fees in connection therewith; provided, however, that any such event shall not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or
      (B) otherwise permitted to be incurred under this Securities Purchase Agreement) of the Company and its Subsidiaries, (2) create Indebtedness with a stated maturity date earlier than the stated maturity date of the Indebtedness being refinanced, unless otherwise permitted to be incurred under this Securities Purchase Agreement, or (3) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, deferred, extended, or substituted, supplemented, reissued or resold, unless otherwise permitted to be incurred under this Securities Purchase Agreement, and

            (11) additional Indebtedness of the Company or any Subsidiary (a) if no Default or Event of Default shall have occurred and be continuing at the time of the proposed incurrence thereof or shall occur as a result of such proposed incurrence and (b) that is unsecured, that is subordinate or pari passu in right of payment to the Notes, that provides for interest that is no greater than market rate interest and that does not exceed in the aggregate the sum of $1,500,000.

            "PERMITTED INVESTMENTS" means

            (1) Investments by the Company or any Subsidiary of the Company in, or for the benefit of, any Subsidiary of the Company (whether existing on the Issue Date or created thereafter and including Investments in any Person, if after giving effect to such Investment, such Person would be a Subsidiary of the Company or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company) and Investments in, or for the benefit of, the Company by any Subsidiary of the Company;

            (2) cash and Cash Equivalents;


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            (3) Investments existing on the Issue Date;

            (4) vendor equity or debt received in lieu of payment for services, license fees or products sold;

            (5) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of or other resolution of claims or disputes, and in each case, extensions, modifications and remands thereof;

            (6) so long as no Default or Event of Default has occurred and is continuing, loans and advances made by the Company and its Subsidiaries on or after the date hereof to their respective employees not to exceed $500,000 in the aggregate at any one time outstanding;

            (7) Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales;

            (8) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Subsidiaries' business and otherwise in compliance with this Securities Purchase Agreement; and

            (9) guarantees by the Company or any of its Subsidiaries of Indebtedness or other obligations otherwise permitted to be incurred by the Company or any of its Subsidiaries under this Securities Purchase Agreement.

            "PERMITTED LIENS" means

            (1) Liens securing Indebtedness consisting of Capitalized Lease Obligations;

            (2) Liens on property existing at the time of acquisition thereof by the Company or a Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

            (3) Liens securing Indebtedness incurred pursuant to clause (8) of the definition of Permitted Indebtedness;

            (4) Liens created to replace Liens described in clause (2) above to the extent that such Liens do not extend beyond the originally encumbered property (other than improvements thereto or thereon, attachments and other modifications reasonably required to maintain such property) and are not otherwise materially less favorable to the Company and its Subsidiaries than the Liens being replaced, as determined by the Board of Directors of the Company in good faith; or

            (5) Liens existing or which may be created under the Pledge Agreement, dated as of December 31, 2002, as amended, by and among the Company and the investors listed on the signature pages therein, pursuant to the terms of the 2002 Securities Purchase Agreement and/or the Exchange Agreements.


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            "PERSON" means an individual, partnership, corporation,
unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

            "QUALIFIED CAPITAL STOCK" means any stock that is not Disqualified Capital Stock.

            "RECORD DATE" means the applicable Record Date (whether or not a Business Day) specified in the Securities.

            "REDEMPTION DATE," when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Securities Purchase Agreement and the Notes.

            "REDEMPTION PRICE," when used with respect to any Note to be redeemed, means the price fixed for such redemption, payable in immediately available funds, pursuant to this Securities Purchase Agreement and the Notes.

            "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of March 26, 2003, by and among the Company and the Initial Purchasers, as amended from time to time.

            "RESTRICTED PAYMENT" has the meaning set forth in Section 5.02.

            "2002 Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of December 31, 2002, as amended as of the date hereof, by and among the Company and the investors listed on the signature pages therein.

            "S&P" means Standard & Poor's, a division of the McGraw-Hill Companies, and its successors.

            "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of the Company of any property, whether owned by the Company or any Subsidiary of the Company at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

            "SECURITIES" has the meaning set forth in the Preamble.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

            "SECURITIES PURCHASE AGREEMENT" means this Securities Purchase Agreement, dated as of March 26, 2003, by and among the Company and the Initial Purchasers, as amended from time to time.


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            "SUBSIDIARY," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person, or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

            "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

                  (a) the then outstanding aggregate principal amount of such
            Indebtedness into

                  (b) the sum of the total of the products obtained by
            multiplying

                        (1) the amount of each then remaining installment,
                  sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

                        (2) the number of years (calculated to the nearest
                  one-twelfth) which will elapse between such date and the making of such payment.

            "WHOLLY OWNED SUBSIDIARY" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) are owned by such Person or any Wholly Owned Subsidiary of such Person.

      SECTION 1.02. RULES OF CONSTRUCTION.

            Unless the context otherwise requires:

            (1) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

            (2) "or" is not exclusive;

            (3) words in the singular include the plural, and words in the plural include the singular;

            (4) provisions apply to successive events and transactions; and

            (5) "herein," "hereof" and other words of similar import refer to this Securities Purchase Agreement as a whole and not to any particular Article, Section or other subdivision.

                                  ARTICLE TWO

                                 THE SECURITIES

      SECTION 2.01. FORM AND DATING OF NOTES.

            The Notes shall be substantially in the form of EXHIBIT A hereto.


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            Upon any transfer provided for in Section 2.05, the Company shall execute and deliver to the Person specified by the Assignment Form attached to such Note a new Note in such names and in such authorized denominations as are specified in such Assignment Form. Thereupon, the beneficial ownership of such Note shown on the records maintained by the Company shall be amended to reflect such transfer.

            The Company shall act as registrar to maintain a record of the issuance, registered transfer and registered Holder of each Note.

      SECTION 2.02. REPLACEMENT NOTES.

            If a mutilated Note is surrendered to the Company or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Note if the following requirements are met. If required by the Company, such Holder shall provide indemnity, sufficient in the reasonable judgment of the Company, to protect the Company from any loss which may suffer if a Note is replaced. The Company may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of counsel. Every replacement Note shall constitute an additional obligation of the Company.

      SECTION 2.03. NOTES HELD BY THE COMPANY.

            In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any of its Affiliates shall be disregarded.

      SECTION 2.04. DEFAULTED INTEREST.

            The Company will pay interest on overdue principal from time to time on demand at the rate of 10% per annum. The Company shall, to the extent lawful, pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate of 10% per annum. Interest will be computed on the basis of a 365-day year and the actual number of days elapsed.

            If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, to the Persons who are Holders.

      SECTION 2.05. ASSIGNMENT AND TRANSFER.

            Neither any Security nor any beneficial interest therein may be sold, assigned or otherwise transferred except (a) in a principal amount of not less than $500,000, (b) in accordance with applicable securities laws (as referenced in the restrictive legend appearing on the form of Note), (c) by due execution and delivery of the Form of Assignment attached to such Note, and (d) with the consent of the Company, which consent shall not unreasonably be withheld or delayed.


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      SECTION 2.06. PURCHASE AND SALE OF THE SECURITIES.

            Subject to the terms and conditions of this Securities Purchase Agreement and in reliance on the representations, warranties and covenants of the parties contained herein, the Company shall issue and deliver the Securities to each of the Initial Purchasers in the denominations set forth opposite their respective names on SCHEDULE 2.06, and each Initial Purchaser, severally and not jointly, shall purchase such Securities from the Company for the aggregate purchase price set forth opposite its name on SCHEDULE 2.06, at the Closing described in Section 2.07.

      SECTION 2.07. CLOSING.

            The closing of the transactions contemplated by Section 2.06 (the "CLOSING") shall take place at ___ p.m. on the date hereof at the offices of
_______________________.

            At the Closing, the Company shall deliver to each Initial Purchaser certificates representing the Securities to be purchased by such Initial Purchaser at the Closing duly registered in the name of such Initial Purchaser. Delivery of such certificates to each Initial Purchaser shall be made against receipt by the Company from such Initial Purchaser of the aggregate purchase price set forth opposite its name on SCHEDULE 2.06 by wire transfer of immediately available funds to an account designated by the Company in writing for such purpose.

      SECTION 2.08. ORIGINAL ISSUE DISCOUNT.

            For purposes of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended, the Company and the Initial Holders agree that the issue price of the Notes is equal to 85% of the principal amount of the Notes and that the aggregate sum of $525,000 therefore shall be treated as original issue discount for all purposes, including the preparation of tax returns and the preparation of financial statements of the Company (except to the extent such treatment in connection with the preparation of financial statements of the Company would not be in accordance with GAAP).

                                 ARTICLE THREE

                             REDEMPTION OF THE NOTES

      SECTION 3.01. NOTICES.

            If the Company elects to redeem Notes pursuant to the optional redemption provisions of Paragraph 4 of the Notes, it shall notify the Holders in writing of the Redemption Date, the Redemption Price and the principal amount of Notes to be redeemed at least 5 days but not more than 30 days before the Redemption Date together with an Officers' Certificate and an Opinion of Counsel stating that such redemption will comply with the conditions contained herein. Any such notice shall be irrevocable.

      SECTION 3.02. SELECTION OF NOTES TO BE REDEEMED.

            In the event that less than all of the Notes are to be redeemed at any time pursuant to the optional redemption provisions of Paragraph 4 of the Notes, selection of such Notes for redemption will be made by the Company on a pro rata basis among all of the Holders (based upon the relative principal amounts of Notes held by each such Holder).

      SECTION 3.03. EFFECT OF NOTICE OF REDEMPTION.

            Unless the Company defaults in the payment when due of such Redemption Price plus accrued interest, if any, interest on the Notes to be redeemed will cease to accrue after the applicable Redemption Date, whether or not such Notes are presented for payment.

      SECTION 3.04. NOTES REDEEMED IN PART.

            Upon surrender and cancellation of a Note that is to be redeemed in part only, the Company shall deliver to the Holder a new Note or Notes in a principal amount equal to the unredeemed portion of the Note surrendered.

                                  ARTICLE FOUR

                         REPRESENTATIONS AND WARRANTIES

      SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            In order to induce each Initial Purchaser to enter into this Securities Purchase Agreement and purchase the Securities, the Company represents and warrants to each Initial Purchaser as follows:

            (a) Organization, Good Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and to conduct its business as presently conducted. The Company is qualified to do business and is in good standing (or has active status) in each jurisdiction in which the failure to be so qualified could have a Material Adverse Effect (as hereinafter defined). The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, including, without limitation, the issuance and sale of the Securities.

            (b) Due Authorization; Enforceability; No Conflicts. The Company has taken all corporate and stockholder action necessary to authorize the execution, delivery and performance by it of this Securities Purchase Agreement. Assuming the due execution and delivery of this Securities Purchase Agreement by each Initial Purchaser, this Securities Purchase Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the enforcement of creditors' rights generally, the availability of equitable remedies and to general equity principles. The execution, delivery and performance by the Company of this Securities Purchase Agreement and compliance by the Company with the terms hereof will not violate, conflict with or cause an event of default under the Company's Certificate of Incorporation or the Company's Bylaws, or any resolutions of the Company's Board of Directors or stockholders or any agreement, instrument, judgment, order, law, rule or regulation applicable to the Company or by which the Company is bound or to which any of the Company's properties are subject, except where such violation, conflict or event of default would not result in a material adverse effect on the Company's business, financial condition, results of operations or properties (a "Material Adverse Effect"). The shares of Common Stock included in the Securities, upon issuance in accordance with the terms of this Securities Purchase Agreement, are and will continue upon issuance to be duly authorized and reserved, validly issued, fully-paid and nonassessable and free of any liens, claims or encumbrances and rights of first refusal.

            (c) Capitalization. The authorized capital stock of the Company consists of (i) 5,000,000 shares of preferred stock, par value .001 per share, of which no shares are issued and outstanding, and (ii) 75,000,000 shares of Common Stock, of which 42,530,751 shares are issued and outstanding. Except with respect to the Securities or as set forth on
      SCHEDULE 4.01(c) annexed hereto, there are no outstanding subscriptions, rights, options, warrants, conversion rights, agreements or other claims for the purchase or acquisition from the Company of any shares of its capital stock or obligating the Company to issue, repurchase, register or otherwise acquire, any shares of its capital stock or any securities convertible into, exercisable or exchangeable for, or otherwise entitling the holder to acquire, any shares of capital stock of the Company.

            (d) Reports and Financial Statements. The Company has previously furnished each Initial Purchaser with true and complete copies, as amended or supplemented, of the following documents, to the extent not available on the EDGAR system (i) Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Commission, (ii) proxy statements relating to all meetings of its shareholders (whether annual or special) since June 1, 2002 and (iii) all other reports or registration statements filed by the Company with the SEC since December 31, 2001 (such reports, registration statements and other filings, together with any amendments or supplements thereto, are collectively referred to as the "the Company Commission Filings"). The Company Commission Filings constituted all of the documents required to be filed by the Company with the Commission since December 31, 2001. As of their respective dates, such Company's Commission Filings (as amended or supplemented) complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and any unaudited interim financial statements of the Company included in such Company's Commission Filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, and have been prepared in accordance with GAAP

      (except as may be indicated therein or in the notes thereto and, in the case of the quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and fairly present in all material respects the financial position of the Company at the dates thereof and the results of its operations and its cash flows for the periods then ended.

            (e) Absence of Certain Changes or Events. Except as publicly disclosed or otherwise disclosed in writing or orally (provided that any oral disclosure hereunder must be made to Steve Duff) prior to the date of this Securities Purchase Agreement or as otherwise contemplated by this Securities Purchase Agreement, since, September 30, 2002, there has not been any material adverse change or material adverse development in the financial condition, results of operations, or the business or properties of the Company.

            (f) Information in the Registration Statement. None of the information relating to the Company, its officers or directors, supplied by the Company for inclusion or incorporation by reference in the registration statement (the "Registration Statement") to be filed with the Commission by the Company pursuant to the Registration Rights Agreement to be entered into between the Company and the Initial Purchasers or any amendments or supplements thereto, will, at the time it becomes effective under the Securities Act and at the effective date, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the effective date any event with respect to the Company, its officers or directors should occur which is required to be described in an amendment, or a supplement to, the Registration Statement, such event shall be so described and such description in such amendment or supplement of such information will not contain any statement which, at the time and in light of circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or in the Registration Statement or necessary to make the statements therein or in the Registration Statement not false or misleading.

            (g) Compliance With Laws. The conduct of the business of the Company complies in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. Except as set forth on SCHEDULE 4.01(g) annexed hereto, the Company has not received notice of any alleged material violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any governmental authority applicable to the Company or any of its assets or properties which has not been satisfactorily disposed of.

            (h) Consents. Except as set forth on SCHEDULE 4.01(h) annexed hereto, no consent or waiver of, order or approval by, or filing with any governmental authority or other third party is required in connection with the Company's execution, delivery and performance of this Securities Purchase Agreement.

            (i) Litigation Proceedings. Except as set forth on SCHEDULE 4.01(i) annexed hereto, there is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties before or by any court, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Securities Purchase Agreement and (ii) could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

            (j) No Default or Violation. Except as set forth on SCHEDULE 4.01(j) annexed hereto, the Company (i) is not in default under or in violation of any indenture, loan or other credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) is not in violation of any order of any court, arbitrator or governmental body applicable to it, (iii) is not in violation of any statute, rule or regulation of any governmental authority to which it is subject or (iv) is not in default under or in violation of its Certificate of Incorporation, Bylaws or other organizational documents, respectively, except in each case for defaults and violations which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The business of the Company is not being conducted, and shall not be conducted in violation of any law, ordinance, rule or regulation of any governmental entity, except where such violations have not resulted or would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. The Company is not in breach of any agreement where such breach, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (k) Private Offering. Neither the Company nor any person acting on its behalf has taken or will take any action which might subject the offering, issuance or sale of the Securities to each Initial Purchaser hereunder to the registration requirements of the Securities Act. The offer, sale and issuance of the Securities to each Initial Purchaser will not be integrated with any other offer, sale and issuance of the Company's securities (past, current, or future) under the Securities Act or any regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated or for purposes of any stockholder approval provision applicable to the Company or its securities. Subject to the accuracy and completeness of the representations and warranties of each Initial Purchaser contained in
      Section 4.02 hereof, the offer, sale and issuance by the Company to each Initial Purchaser of the Securities hereunder is exempt from the registration requirements of the Securities Act.

            (l) Investment Company. The Company is not, and is not controlled by or under common control with an affiliate of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            (m) Solicitation Materials. The Company has not (i) distributed any offering materials in connection with the offering and sale of the Securities to each Initial Purchaser hereunder or (ii) solicited any offer to buy or sell the Securities hereunder by means of any form of general solicitation or advertising.

            (n) Listing and Maintenance Requirements Compliance. Except as set forth on SCHEDULE 4.01(n) annexed hereto, the Company has not in the two years preceding the date hereof received written notice from any stock exchange or market on which the Common Stock is or has been listed (or on which it has been quoted) to the effect that the Company is not in compliance with the listing or maintenance requirements of such exchange or market.

            (o) Registration Rights; Rights of Participation. Except as set forth on SCHEDULE 4.01(o) annexed hereto, the Company has not granted or agreed to grant to any person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority which has not been satisfied, and no person, including, but not limited to, current or former stockholders of the Company, underwriters, brokers or agents, has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Securities Purchase Agreement.

      SECTION 4.02. REPRESENTATIONS AND WARRANTIES OF INITIAL PURCHASERS.

            In order to induce the Company to enter into this Securities Purchase Agreement and issue the Securities, each Initial Purchaser represents and warrants to the Company only with respect to itself as follows:

            (a) Organization, Good Standing and Corporate Power. Such Initial Purchaser is a corporation, limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the laws of the State of its organization, with all requisite corporate power and authority to own its properties, conduct its business, enter into this Securities Purchase Agreement and perform its obligations hereunder.

            (b) Due Authorization; Enforceability; No Conflicts. Such Initial Purchaser has taken all corporate, limited partnership or limited liability company action, as the case may be, necessary to authorize the execution, delivery and performance by it of this Securities Purchase Agreement. Assuming the due execution and delivery of this Securities Purchase Agreement by the Company, this Securities Purchase Agreement constitutes a valid and binding obligation of such Initial Purchaser, enforceable against such Initial Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the enforcement of creditors' rights generally, the availability of equitable remedies and general equity principles. The execution, delivery and performance by such Initial Purchaser of this Securities Purchase Agreement and compliance by such Initial Purchaser with the terms hereof will not violate, conflict with or cause an event of default under such Initial Purchaser's organizational documents or any other agreement, instrument, judgment, order, law, rule or regulation by which such Initial Purchaser is bound or to which any properties of such Initial Purchaser are subject.

            (c) Accredited Investor. Such Initial Purchaser is an "accredited investor" as that term is defined in Rule 501(a) under the Securities Act.

            (d) Investment. Such Initial Purchaser is acquiring the Securities for investment for its own account and not with a present view to, or for resale in connection with, any distribution thereof. Such Initial Purchaser understands that the Securities have not been registered under the Securities Act or applicable state securities laws by reason of certain exemptions from the registration provisions thereof that depend upon, among other things, the truth and accuracy of each Initial Purchaser's representations and warranties herein; provided, however, that by making the representations herein, each Initial Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

            (e) Restricted Transferability. Such Initial Purchaser acknowledges that the Securities are being offered and sold hereunder in a private placement that is exempt from the registration requirements of the Securities Act and that certificates for such Shares will bear the legend set forth in Section 4.02(f) below.

            (f) Legends. Such Initial Purchaser understands that the certificates representing the Securities, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL ADDRESSED TO THE COMPANY, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

            (g) The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for sale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, "Rule 144").

            (h) Such Initial Purchaser understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) such Initial Purchaser shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, (ii) any sale of the Securities made in reliance on Rule 144 may be made in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller or Person through whom the sale is made may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Commission thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

                                  ARTICLE FIVE

                                    COVENANTS

      SECTION 5.01. PAYMENT OF NOTES.

            The Company will pay the principal of and interest on the Notes in the manner provided in the Notes. Interest, including defaulted interest, if any, will be computed on the basis of a 365-day year and the actual number of days elapsed.

            Notwithstanding anything to the contrary contained in this Securities Purchase Agreement, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal, premium or interest payments hereunder.

      SECTION 5.02. LIMITATION ON RESTRICTED PAYMENTS.

            The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly,

            (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or in warrants, rights or options to acquire Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock,

            (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock, warrants, rights or options for Qualified Capital Stock and/or for warrants, rights or options to acquire Qualified Capital Stock, or

            (c) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a "RESTRICTED PAYMENT"), if at the time of such Restricted Payment or immediately after giving effect thereto,

            (1) a Default or an Event of Default shall have occurred and be continuing,

            (2) the Company could not incur at least $1.00 of Indebtedness pursuant to Section 5.03, or

            (3) the aggregate amount of Restricted Payments made subsequent to the Issue Date shall exceed the sum of $1,500,000.

            Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit

            (1) the payment of any dividend or distribution or the redemption of any securities within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice by the Company of such redemption, if the dividend or distribution would have been permitted on the date of declaration or the redemption would have been permitted on the date of the giving of the formal notice thereof;

            (2) the repurchase of any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Capital Stock deemed to occur upon the exercise of stock options to acquire Qualified Capital Stock or other similar arrangements to acquire Qualified Capital Stock if such repurchased Capital Stock or warrants, rights or options to acquire shares of any such Capital Stock represent a portion of the exercise price thereof; and

            (3) the redemption of any notes issued pursuant to the 2002 Securities Purchase Agreement and/or the Exchange Agreements.

      SECTION 5.03. LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS.

            The Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness, other than Permitted Indebtedness.

      SECTION 5.04. CORPORATE EXISTENCE.

            The Company shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Subsidiaries in accordance with the respective organizational documents of the Company or the Subsidiary, as the case may be, and the rights (charter and statutory) and material franchises of the Company and each of its Subsidiaries;

provided, however, that the Company shall not be required to preserve any such right or franchise, or the corporate existence of any Subsidiary, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of the Subsidiaries, taken as a whole and that the loss thereof is not adverse in any material respect to the Holders.

      SECTION 5.05. PAYMENT OF TAXES AND OTHER CLAIMS.

            The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any of its Subsidiaries or upon the income, profits or property of it or any of its Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, would reasonably be expected, by law, to become a material liability or Lien upon the property of it or any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate provision has been made or for which adequate reserves, to the extent required under GAAP, have been taken.

      SECTION 5.06. MAINTENANCE OF PROPERTIES AND INSURANCE.

            (a) The Company shall cause all material properties owned by or leased by it or any of its Subsidiaries used or useful to the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals and replacements thereof, all as in its judgment may be reasonably necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 5.06 shall prevent the Company or any of its Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such properties are, in the reasonable and good faith judgment of the Board of Directors of the Company or such Subsidiary, as the case may be, no longer reasonably necessary in the conduct of their respective businesses or such disposition is otherwise permitted by this Securities Purchase Agreement.

            (b) The Company shall provide or cause to be provided, for itself and each of its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the reasonable, good faith judgment of the Board of Directors of the Company, are adequate and appropriate for the conduct of the business of the Company and such Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as shall be customary, in the good faith judgment of the Board of Directors of the Company, for companies similarly situated in the industry.

      SECTION 5.07. COMPLIANCE CERTIFICATE; NOTICE OF DEFAULT.

            (a) The Company shall deliver to the Holders, within 90 days after the end of each of the Company's fiscal years, an Officers' Certificate (signed by the principal executive officer, principal financial officer and principal accounting officer) stating that a review of its activities and the activities of its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether it has kept, observed, performed and fulfilled its obligations under this Securities Purchase Agreement and further stating, as to each such officer signing such certificate, that to the best of his knowledge the Company during such preceding fiscal year has kept, observed, performed and fulfilled each and every such obligation and no Default or Event of Default has occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status in reasonable detail.

            (b) So long as any of the Notes are outstanding, if any Default or Event of Default has occurred and is continuing, the Company shall promptly deliver to the Holders an Officers' Certificate specifying such event, notice or other action within 2 Business Days of its becoming aware of such occurrence.

      SECTION 5.08. COMPLIANCE WITH LAWS.

            The Company will comply, and will cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as are being contested in good faith and by appropriate proceedings and except for such noncompliances as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

      SECTION 5.09. COMMISSION REPORTS.

            (a) The Company will deliver to the Holders promptly, but in any event no later than 5 Business Days after it files with the Commission, to the extent not available on the EDGAR system, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

            (b) In the event the Company is not required to furnish such reports to its stockholders pursuant to the Exchange Act, the Company (at its own expense) shall cause its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the Holders.

      SECTION 5.10. LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS
                    AFFECTING SUBSIDIARIES.

            The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to

            (a) pay dividends or make any other distributions on or in respect of its Capital Stock;

            (b) make loans or advances to or pay any Indebtedness or other obligation owed to the Company or any other Subsidiary of the Company; or

            (c) transfer any of its property or assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

            (1) applicable law and agreements with governmental authorities with respect to assets located in their jurisdiction,

            (2) the Notes or this Securities Purchase Agreement,

            (3) (A) customary provisions restricting (1) the subletting or assignment of any lease or (2) the transfer of copyrighted or patented materials, (B) provisions in agreements that restrict the assignment of such agreements or rights thereunder or (C) provisions of a customary nature contained in the terms of Capital Stock restricting the payment of dividends and the making of distributions on Capital Stock,

            (4) any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than (a) the Person or the properties or assets of the Person so acquired (including the Capital Stock of such Person), or (b) any Subsidiary having no assets other than
      (i) the Person or the properties or assets of the Person so acquired (including the Capital Stock of such Person) and (ii) other assets having a fair market value not in excess of $1 million, and, in each case, the monetary proceeds thereof,

            (5) restrictions on the transfer of assets subject to any Lien permitted under this Securities Purchase Agreement,

            (6) restrictions imposed by any agreement to sell assets not in violation of this Securities Purchase Agreement to any Person pending the closing of such sale,

            (7) customary rights of first refusal with respect to the Company's and its Subsidiaries' interests in their respective Subsidiaries and joint ventures,

            (8) Indebtedness of a Person that was a Subsidiary of the Company at the time of incurrence and the incurrence of which Indebtedness is permitted by Section 5.03; provided that such encumbrances and restrictions apply only to such Subsidiary and its assets; and provided, further, that the Board of Directors of the Company has determined in good faith, at the time of creation of each such encumbrance or restriction, that such encumbrances and restrictions would not singly or in the aggregate have a materially adverse effect on the Holders, or,

            (9) the subordination of any Indebtedness owed by the Company or any of its Subsidiaries to the Company or any other Subsidiary of the Company to any other

      Indebtedness of the Company or any of its Subsidiaries; provided (A) such other Indebtedness is permitted under this Securities Purchase Agreement and (B) the Board of Directors of the Company has determined in good faith, at the time of creation of each such encumbrance or restriction, that such encumbrances and restrictions would not singly or in the aggregate have a materially adverse effect on the Holders.

      SECTION 5.11. LIMITATION ON LIENS.

            The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur or assume any Lien securing Indebtedness (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on their properties or assets, the Company and any of its Subsidiaries may create any Lien securing Indebtedness upon any of their properties and assets (including, but not limited to, any Capital Stock of its Subsidiaries) if the Notes are equally and ratably secured.

      SECTION 5.12. CHANGE OF CONTROL.

            (a) Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company repurchase all or a portion of such Holder's Notes, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

            (b) On or promptly following the date of the public announcement of a proposed Change of Control, the Company shall send, by first class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control offer to purchase (the "CHANGE OF CONTROL OFFER"). The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

            (1) that the Change of Control Offer is being made pursuant to this
      Section 5.12 and that all Notes tendered and not withdrawn will be accepted for payment;

            (2) the purchase price (including the amount of accrued interest) and the purchase date, which shall be no later than the effective date of such Change in Control other than as may be required by law (the "Change of Control Payment Date");

            (3) that any Note not tendered will continue to accrue interest;

            (4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

            (5) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note , with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Company at the address specified in the notice prior to 5:00 p.m. New York City time on the Business Day prior to the Change of Control Payment Date;

            (6) that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; and

            (7) a copy of the press release relating to such Change of Control.

            On or before the Change of Control Payment Date, the Company shall accept for payment Notes or portions thereof tendered (in integral multiples of $1,000) pursuant to the Change of Control Offer. The Company shall promptly deliver to the Holders of Notes so accepted payment in an amount equal to the purchase price plus accrued and unpaid interest, if any, thereon to the Change of Control Payment Date and shall promptly deliver to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Securities not so accepted shall be promptly mailed by the Company to the Holder thereof.

            The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent, if any, such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 5.12, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 5.12 by virtue thereof.

            (c) Notwithstanding the foregoing, the Company shall have no obligation to purchase any Notes under this Section 5.12 in the event that the Change of Control with respect to which a Change of Control Offer has been made is terminated or abandoned prior to the consummation thereof.

      SECTION 5.13. LIMITATION ON SALE AND LEASEBACK TRANSACTIONS.

            The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction.

      SECTION 5.14. STAY, EXTENSION AND USURY LAWS.

            The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Securities Purchase Agreement; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law had been enacted.

      SECTION 5.15. SECURITIES MATTERS.

            The Company shall file all periodic reports required to be filed with the Commission pursuant to the Exchange Act in a timely manner and shall not terminate its status as an issuer required to file periodic reports under the Exchange Act.

            The Company shall promptly secure the listing of all Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are listed (subject to official notice of issuance) and shall maintain such listing. The Company shall maintain the Common Stock's authorization for quotation on the NASDAQ National market or obtain a listing on the NASDAQ SmallCap Market, The New York Stock Exchange or the American Stock Exchange.

            The Company shall timely file a Form D with respect to the Securities as required under Regulation D and provide a copy thereof to each Initial Purchaser promptly after such filing. The Company shall, on or before the date of the Closing, take such actions as shall be reasonably necessary in order to obtain an exemption for or to qualify the Securities for sale to the Initial Purchasers pursuant to this Securities Purchase Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification) and shall provide evidence of any such action so taken to the Initial Purchasers on or prior to the date of the Closing. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the date of the Closing.

      SECTION 5.16 BOARD REPRESENTATION.

                             [INTENTIONALLY OMITTED]

      SECTION 5.18 USE OF PROCEEDS.

            The Company will use the proceeds from the sale of the Securities to pay existing indebtedness of the Company or for general corporate working capital purposes.

                                  ARTICLE SIX

                              DEFAULT AND REMEDIES

      SECTION 6.01. EVENTS OF DEFAULT.

            An "Event of Default" means any of the following events:

            (a) the failure to pay interest on any Notes when the same becomes due and payable;

            (b) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to purchase any Notes tendered pursuant to a Change of Control Offer, except as provided in Section 5.12(c);

            (c) a material default in the observance or performance of any other covenant or agreement contained in this Securities Purchase Agreement or the Registration Rights Agreement, which default, in the case of any default which is susceptible of cure, continues for a period of 10 days after the Company receives written notice specifying the default, and demanding that such default be remedied, from the Holders of at least 50% in outstanding principal amount of the Notes;

            (d) the failure to pay at final maturity, giving effect to any extensions thereof, the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, other than intercompany Indebtedness, or the acceleration of the final stated maturity of any such Indebtedness, if, in either case, the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $1 million or more at any time;

            (e) one or more judgments in an aggregate amount in excess of $1 million shall have been rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days;

            (f) the Company or any of its Subsidiaries (i) admits in writing its inability to pay its debts generally as they become due, (ii) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (iii) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (iv) consents to the appointment of a Custodian of it or for substantially all of its property, (v) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it,
      (vi) makes a general assignment for the benefit of its creditors or (vii) takes any partnership or corporate action, as the case may be, to authorize or effect any of the foregoing;

            (g) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case or proceeding under any Bankruptcy Law, which shall
      (i) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or any of its Subsidiaries, (ii) appoint a custodian of the Company or any of its Subsidiaries or for substantially all of any of their property or (iii) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

            (h) the representations and warranties of the Company set forth in this Securities Purchase Agreement or the Registration Rights Agreement shall prove to be untrue in any material respect on the date as of which made.

      SECTION 6.02. ACCELERATION.

            If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g)) shall occur and be continuing, the Holders of at least 50% in principal amount of outstanding Notes may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Company specifying the respective Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default specified in Section 6.01(f) or (g) occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall automatically become and be immediately due and payable without any declaration or other act on the part of any Holder.

            At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of at least 50% in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, and (iv) in the event of the cure or waiver of an Event of Default of the type described in clause (f) or (g) of Section 6.01, the Holder' shall have received an Officers' Certificate that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

      SECTION 6.03. OTHER REMEDIES.

            If an Event of Default occurs and is continuing, the Holders of not less than 50% in principal amount of the outstanding Notes may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Securities Purchase Agreement. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

      SECTION 6.04. WAIVER OF PAST DEFAULTS.

            The Holders of not less than 50% in principal amount of the outstanding Notes by written notice to the Company may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of or interest on any Note as specified in clauses (a) and (b) of
Section 6.01. When a Default or Event of Default is waived, it is cured and ceases.

      SECTION 6.05. CONTROL.

            The Holders of not less than 50% in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Holders or exercising any trust or power conferred on it.

      SECTION 6.06. RIGHTS OF HOLDERS TO RECEIVE PAYMENT.

            Notwithstanding any other provision of this Securities Purchase Agreement, the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the written consent of the Holder.

                                 ARTICLE SEVEN

                             [Intentionally Omitted]

                                 ARTICLE EIGHT

                                   CONDITIONS

      SECTION 8.01. CONDITIONS TO THE COMPANY'S OBLIGATION.

            The obligation of the Company hereunder to issue and sell the Securities to each Initial Purchaser at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Initial Purchaser with prior written notice thereof:

            (a) Each Initial Purchaser shall have delivered to the Company the Registration Rights Agreement duly executed by such Initial Purchaser.

            (b) Each Initial Purchaser shall have delivered to the Company the purchase price for the Securities being purchased by such Initial Purchaser at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

      SECTION 8.02. CONDITIONS TO THE INITIAL PURCHASERS' OBLIGATION.

            The obligation of each Initial Purchaser to purchase the Securities at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for each Initial Purchaser's sole benefit and may be waived by such Initial Purchaser at any time in its sole discretion by providing the Company with prior written notice thereof:

            (a) Such Initial Purchaser shall have received the Notes to be purchased by it at the Closing duly executed by the Company.

            (b) Such Initial Purchaser shall have received the Registration Rights Agreement duly executed by the Company.

            (c) Such Initial Purchaser shall have received certificates for shares of Common Stock included in the Securities to be purchased by it at the Closing.

            (d) Such Initial Purchaser shall have received the legal opinions of the Company's General Counsel in the form and content reasonably acceptable to it.

            (e) Such Initial Purchaser shall have received a certified copy of the Certificate of Incorporation of the Company, together with a Good Standing Certificate with respect to the Company issued by the Secretary of State of such state of incorporation as of a date within 10 days of the date of the Closing.

            (f) Such Initial Purchaser shall have received a copy of the certificate evidencing the Company's qualification as a foreign corporation in good standing issued by the Secretary of State of the State of New York as of a date within 10 days of the date of the Closing.

            (g) Such Initial Purchaser shall have received a certificate executed by the Secretary of the Company and dated as of the date of the Closing, certifying as to (i) the resolutions as adopted by the Company's Board of Directors in connection with the authorization of the transactions contemplated hereby, (ii) the Certificate of Incorporation of the Company and (iii) the Bylaws of the Company, each as in effect at the time of the Closing Date.

            (h) Such Initial Purchaser shall have received a copy of all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

            (i) Such Initial Purchaser shall have received a copy of such other documents relating to the transactions contemplated by this Securities Purchase Agreement as such Initial Purchaser or its counsel may reasonably request.

                                  ARTICLE NINE

                                  MISCELLANEOUS

      SECTION 9.01. NOTICES.

            Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier, by reputable overnight delivery service, or registered mail, postage prepaid, return receipt requested, addressed as follows:

            if to the Company:

                  Viewpoint Corporation
                  498 Seventh Avenue, Suite 1810
                  New York, New York 10018
                  Facsimile: (212) 201-0846

                  Attention: Jeffrey J. Kaplan,
                             Executive Vice President and
                             Brian J. O'Donoghue, Esq.
                             Executive Vice President and
                             General Counsel

            with a copy to

                  Milbank, Tweed, Hadley & McCloy LLP
                  1 Chase Manhattan Plaza
                  New York, New York  10005
                  Facsimile: (212) 822-5171
                  Attention:  Alexander M. Kaye, Esq.

            if to the Holders:

                  to their respective addresses set forth on Schedule 2.06 or otherwise specified to the Company in writing by notice given in accordance with this Section 9.01,

            with a copy to:

                  Patterson, Belknap, Webb & Tyler LLP
                  1133 Avenue of the Americas
                  New York, New York  10036
                  Attention:  Jeffrey E. LaGueux, Esq.
                  Facsimile:  (212) 336-2222

            Each of the Company and the Holders by written notice to each other may designate additional or different addresses for notices to such Person. Any notice or communication to the Company shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; one (1) business day after mailing by reputable overnight courier; and five (5) calendar days after mailing if sent by registered mail, postage prepaid (except that, notwithstanding the foregoing, a notice of change of address shall not be deemed to have been given until actually received by the addressee). Notice to the Holders shall be deemed given when actually received by the Holders.

      SECTION 9.02. GOVERNING LAW.

            THIS SECURITIES PURCHASE AGREEMENT, THE SECURITIES AND THE NOTES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE FEDERAL OR STATE COURTS LOCATED IN

THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITIES PURCHASE AGREEMENT OR THE NOTES.

      SECTION 9.03. SUCCESSORS.

            All agreements of the Company in this Securities Purchase Agreement and the Notes shall bind its successors.

      SECTION 9.04. COUNTERPARTS.

            All parties may sign any number of copies of this Securities Purchase Agreement. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

      SECTION 9.05. SEVERABILITY.

            In case any one or more of the provisions in this Securities Purchase Agreement or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

      SECTION 9.06. PAYMENT OF EXPENSES.

            The Company shall pay or reimburse Clark Partners P L.P. for its reasonable out-of-pocket costs and expenses, including reasonable legal fees and disbursements, incurred in connection with the preparation, execution and delivery of this Securities Purchase Agreement up to a maximum of $30,000.

            The Company shall pay or reimburse the Holders for their reasonable out-of-pocket costs and expenses, including reasonable legal fees and disbursements, incurred in connection with any amendment, supplement, waiver or modification to this Securities Purchase Agreement and for all of their out-of-pocket costs and expenses, including reasonable legal fees, incurred in connection with the enforcement of this Securities Purchase Agreement, the Notes or the Registration Rights Agreement.

                               [SIGNATURE PAGES TO FOLLOW]

                                   SIGNATURES

            IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed, all as of the date first written above.

                                          THE COMPANY:


                                          VIEWPOINT CORPORATION, INC.

                                          By: /s/ Brian J. O' Donoghue
                                             ---------------------------------
                                             Name:  Brian J. O' Donohgue
                                             Title: Executive Vice President

                                          THE PURCHASERS:


                                          FEDERAL PARTNERS P, L.P.
                                          by Ninth Floor Corporation, its
                                          general partner

                                          By: /s/ Stephen M. Duff
                                             ---------------------------------
                                             Name:  Stephen M. Duff
                                             Title: Treasurer

                                          /s/ Baruch Halpern
                                          ------------------------------------
                                          Baruch Halpern, as Joint Tenant with
                                          the Right of Survivorship

                                          /s/ Shana Halpern
                                          ------------------------------------
                                          Shana Halpern, as Joint Tenant with
                                          the Right of Survivorship


                                          CRCK, L.L.C.
                                          by Paul P. Tanico and Ellen H. Adams
                                          its general partner

                                          By:       /s/ Maria Lamari Burden
                                               ---------------------------------
                                             Name:      Maria Lamari Burden
                                             Title:     Chief Financial Officer

                                      SCHEDULE 2.06

   Name and Address of            Principal Amount of     Number of Shares of   Purchase Price
   --------------------           --------------------    --------------------  --------------
    Initial Purchaser               Notes Purchased          Common Stock            Paid
    -----------------               ---------------          ------------            ----
                                                              Purchased
                                                              ---------
Federal Partners P, L.P.
c/o Ninth Floor Corporation,
its General Partner                   $3,050,000               3,150,002          $3,050,000
One Rockefeller Plaza
1st Floor
New York, N.Y. 10020
Attn: Stephen M. Duff, Esq
      Treasurer

Baruch Halpern and Shana Halpern
9601 Holland Avenue                   $  250,000                 258,197          $  250,000
Apt. 1105
Bal Harbour, Florida 33154

CRCK, L.L.C.                          $  200,000                 206,557          $  200,000
101 Park Avenue, 23rd Floor
New York, N.Y. 10178

                                  SCHEDULES TO

                          SECURITIES PURCHASE AGREEMENT

                           DATED AS OF MARCH 26, 2003

                                 BY AND BETWEEN

                              VIEWPOINT CORPORATION

                                       AND

                        THE PURCHASERS IDENTIFIED ON THE
                             SIGNATURE PAGES THERETO

                                SCHEDULE 4.01(C)
                                 CAPITALIZATION



     1. VIEWPOINT CORPORATION OUTSTANDING OPTIONS AS OF MARCH 20, 2003

               PRICE                             ISSUED               VESTED
             ($/SHARE)                        (# OF SHARES)        (# OF SHARES)
  ---------------------------------- ------------------------ ------------------
  0.8700                              2,221,866                  2,044,707
  0.9300                              14,000                     0
  1.7100                              15,000                     0
  1.8700                              24,000                     0
  2.1800                              77,000                     0
  2.6100                              802,092                    653,512
  3.0000                              15,000                     11,750
  3.1000                              68,000                     0
  3.2680                              23,000                     0
  3.4000                              16,500                     7,459
  3.5000                              37,000                     33,000
  3.8130                              25,000                     11,979
  3.8800                              1,200,000                  62,500
  4.0000                              4,000                      1,333
  4.0800                              200,000                    0
  4.1800                              44,000                     0
  4.2500                              10,000                     3,750
  4.3500                              1,361,815                  1,224,485
  4.4000                              67,000                     0
  4.4100                              58,000                     21,667
  4.4690                              52,417                     35,231
  4.6800                              5,000                      5,000
  4.6900                              103,602                    85,802
  4.7660                              210,178                    140,969
  4.8200                              24,000                     0
  5.0300                              90,165                     90,165
  5.0625                              5,000                      0
  5.0900                              269,500                    266,375
  5.0938                              258,396                    254,588
  5.1300                              18,417                     9,208
  5.1500                              39,167                     19,480
  5.3750                              152,115                    88,615
  5.5200                              0                          0
  5.6250                              88,825                     48,018
  5.6500                              80,500                     80,500
  5.7000                              18,000                     0
  5.7300                              265,000                    56,797
  5.7500                              78,750                     49,218
  5.8100                              323,750                    74,689
  5.9900                              125,000                    27,083
  6.0000                              46,000                     0
  6.0400                              4,000                      0
  6.1000                              8,000                      3,166
  6.1300                              460,000                    239,583
  6.2900                              20,000                     16,668
  6.6250                              5,000                      5,000
  6.7000                              5,500                      1,489
  6.8750                              10,000                     5,417
  7.3100                              40,825                     27,602
  7.9375                              25,000                     23,438
  8.5000                              6,500                      4,167
  8.5630                              84,375                     84,375
  8.7000                              15,333                     15,333
  8.7300                              16,100                     9,727
  9.0000                              5,000                      5,000
  10.7500                             5,000                      5,000
  11.0000                             20,000                     20,000
  11.0900                             9,200                      5,750
  12.8750                             5,000                      5,000
  25.1250                             5,000                      5,000
                                      -------------------------- ---------------
                             TOTALS:  9,286,887.99               5,889,594.66
                                      ========================== ===============

                                      AVERAGE ISSUED PRICE               3.8081
                                      AVERAGE VESTED PRICE               3.3622

     2. VIEWPOINT CORPORATION OUTSTANDING WARRANTS AS OF DECEMBER 31, 2002

                    PRICE                              ISSUED
                  ($/SHARE)                         (# OF SHARES)
         ----------------------------        ----------------------------
         2.2600                              269,780
         2.2600                              249,027
         2.2600                              207,523
         15.6500                             57,500
                                             ----------------------------
                             TOTALS:         783,830
                                             ============================

                AVERAGE ISSUED PRICE         3.2423

     3. VIEWPOINT CORPORATION PRE-EMPTIVE RIGHTS

          a. Pursuant to Section 7.4 of the Amended and Restated Series A Preferred Stock Purchase Agreement, dated as of June 12, 2000 among Metastream Corporation, a Delaware corporation and predecessor in interest to Viewpoint Corporation, MetaCreations Corporation, a Delaware corporation (now known as Viewpoint Corporation) and America Online, Inc., a Delaware corporation ("AOL"), AOL has a right, upon the issuance of Viewpoint common stock to a third party under certain circumstances, to acquire an amount of shares of Viewpoint common stock as will permit AOL to maintain its percentage equity interest in Viewpoint immediately prior to the proposed issuance at the same price and on the same terms and conditions as such proposed issuance to a third party. AOL currently owns 1,725,000 shares of Viewpoint common stock (approximately 4.2%) and has orally stated that it will waive the above-described rights.

          b. Pursuant to Section 7.4 of the Series B Preferred Stock Purchase Agreement, dated as of July 18, 2000 among Metastream Corporation, a Delaware corporation and predecessor in interest to Viewpoint Corporation, MetaCreations Corporation, a Delaware corporation now known as Viewpoint Corporation, and Adobe Systems Incorporated, a Delaware corporation ("Adobe"), Adobe has a right, upon the issuance of Viewpoint common stock to a third party under certain circumstances, to acquire an amount of shares of Viewpoint common stock as will permit Adobe to maintain its percentage equity interest in Viewpoint immediately prior to the proposed issuance at the same price and on the same terms and conditions as such proposed issuance to a third party. Adobe currently owns 1,499,000 shares of Viewpoint common stock (approximately 3.7%) and has orally stated that it will waive the above-described rights.

          c. Pursuant to Section 8.1 of the Exchange Agreement, dated as of August 10, 2000 (this "Agreement"), by and between MetaCreations Corporation, a Delaware corporation now known as Viewpoint Corporation, and Computer Associates International, Inc., a Delaware corporation ("Computer Associates"), Computer Associates has a right, upon the issuance of Viewpoint common stock to a third party under certain circumstances, to acquire an amount of shares as will permit Computer Associates to maintain its percentage equity interest in Viewpoint immediately prior to the proposed issuance at the same price and on the same terms and conditions as such proposed issuance to a third party. Computer Associates currently owns 3,744,093 shares of Viewpoint common stock (approximately 9.1%) and has orally stated that it will waive the above-described rights.

                                SCHEDULE 4.01(G)
                              COMPLIANCE WITH LAWS



Due to the recent decline in the Company's stock price, the Company does not currently meet The NASDAQ National Market quantitative maintenance criteria. The Company received notice from The NASDAQ National Market on March 20, 2003 stating that the Company is not in compliance with Marketplace Rule 4450(e)(2) and that the Company will be provided 180 days to regain compliance with National Market standards.

                                SCHEDULE 4.01(H)
                                    CONSENTS



1.       Common Stock to be listed on the NASDAQ National Market
2.       Registration Statement to be filed with the SEC
3.       Form D to be filed with the SEC.

                                SCHEDULE 4.01(I)
                             LITIGATION PROCEEDINGS



Viewpoint v. Abate: Litigation commenced by the Company against James A. Abate to recover $1.5 million. Bench trial ended November 21, 2002. Awaiting judge's decision.

Viewpoint v. de Espona: Litigation commenced in Spain by Viewpoint against an individual (Jose Maria de Espona) to recover damages for intellectual property infringement. Viewpoint alleges that de Espona is marketing and selling a collection of three-dimensional models to which Viewpoint has exclusive rights. A decision by the court in Spain is expected in the first half of 2003 and the amount in dispute is less than $750,000.

                                SCHEDULE 4.01(J)
                             NO DEFAULT OR VIOLATION

Irrevocable Clean Transferable Standby Letter of Credit No. S303505

Date: October 1, 2001

Bank: KeyBank National Association

Benefeciary: 498 Seventh, LLC; c/o George Comfort & Sons, Inc.

Issued Amount: $289, 328.00; Current Amount: $252,581.00

Expiry, original: October 1, 2002; current expiry: October 1, 2003

Automatic One-Year Extensions

[Backed by KeyBank restricted cash bank account]

                                SCHEDULE 4.01(N)
                 LISTING AND MAINTENANCE REQUIREMENTS COMPLIANCE



Due to the recent decline in the Company's stock price, the Company does not currently meet The NASDAQ National Market quantitative maintenance criteria. The Company received notice from The NASDAQ National Market on March 20, 2003 stating that the Company is not in compliance with Marketplace Rule 4450(e)(2) and that the Company will be provided 180 days to regain compliance with National Market standards.

                                SCHEDULE 4.01(O)
                  REGISTRATION RIGHTS; RIGHTS OF PARTICIPATION



The Company has granted certain registration rights pursuant to the terms of a Registration Agreement, dated as of December 31, 2002, as amended, which was entered into in connection with the Exchange Agreements and the 2002 Securities Purchase Agreement.